Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 12, 2021

Registration Statement No. 333-249515-01

*FULL PX DETAILS* $1.6+BN GM Financial Consumer Automobile Receivables Trust (“GMCAR”) 2021-1

Joint Leads: Deutsche Bank (str), BofA, Credit Ag and SMBC

Co-Managers: JP Morgan, Morgan Stanley, MUFG, Santander and Scotiabank

Selling Group: Siebert Williams

(Min Rtgs)

CL	AMT (MM)	WAL^	Mdys/S&P	E.FIN	L.FIN	BNCH SPRD	YLD(%)	CPN(%)	PRICE
=============================================================================================================

A1	$251.000	0.18	P-1/A-1+	06/21	01/22	IntL -4	0.15333	“ ”	100.00000

A2	$578.070	0.95	Aaa/AAA	08/22	11/23	EDSF +4	0.237	0.23	99.99344

A3	$578.070	2.37	Aaa/AAA	05/24	10/25	ISWPS +10	0.357	0.35	99.98408

A4	$139.690	3.62	Aaa/AAA	10/24	05/27	ISWPS +15	0.546	0.54	99.98072

B	$26.290	3.74	Aa2/AA	10/24	05/27	ISWPS +34	0.752	0.75	99.99696

C	$24.640	3.74	A2/A	10/24	05/27	ISWPS +64	1.052	1.04	99.96445
D	$20.550	** RETAINED **

=============================================================================================================

^ WAL to 10% clean up call

-Transaction Summary-

● Size: $1.6+BN	• Pricing Speed: 1.30 ABS to 10% call
● Format: SEC Registered	• Expected Settle: 01/20/2021
● Ratings: Moody’s / S&P	• First Payment: 02/16/2021
● Ticker: GMCAR 2021-1	• ERISA Eligible: YES
● Bill & Deliver: Deutsche Bank	• Min Denom: $1k x $1k
● Expected Pricing: *PRICED*

-Available Information-
● Preliminary Prospectus ● Ratings FWP ● CDI ● Intexnet Dealname: dbgmcar_2021-1 Password: 2273 ● Dealroadshow.com Passcode: GMCAR20211 (case-sensitive) ● CUSIPS: A1: 36261LAA9

A2: 36261LAB7

A3: 36261LAC5

A4: 36261LAD3

B : 36261LAE1

C : 36261LAF8

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.